Exhibit 4.12

OFFICE PROPERTIES INCOME TRUST
Two Newton Place
255 Washington Street, Suite 300
Newton, Massachusetts 02458-1634

Authentication Order

September 24, 2020
U.S. Bank National Association
One Federal Street, 3rd Floor
Boston, Massachusetts 02110
Attention: Corporate Trust Department
Dear Sirs:
We have heretofore delivered to you, or deliver herewith, the following items pursuant to the Indenture, dated as of February 3, 2015 (the “Base Indenture”), and the First Supplemental Indenture, dated as of February 3, 2015 (the “First Supplemental Indenture”), each between Office Properties Income Trust (as successor to Select Income REIT (“SIR”)), a Maryland real estate investment trust (the “Company”), and you, as Trustee, and the Third Supplemental Indenture, dated as of December 31, 2018, among SIR, the Company and the Trustee (the “Third Supplemental Indenture”):
1.    The Officer’s Certificate relating to the First Supplemental Indenture and the Company’s 4.50% Senior Notes due 2025 (the “Notes”) required by and in accordance with Sections 102, 303 and 901 of the Base Indenture, having attached thereto the resolutions of the Board of Trustees of the Company or duly authorized committee thereof relating to the Notes, required by Sections 301, 303 and 901 of the Base Indenture.
2.    The Opinion of Counsel, as defined in the Base Indenture, relating to the Notes required by and in accordance with Sections 102 and 303 of the Base Indenture.
3.    Certificate representing $250,000,000 aggregate principal amount of Notes, which will be a part of the same series of notes as the $400,000,000 aggregate principal amount of the Notes initially issued by SIR on February 3, 2015, which were assumed by the Company as part of its acquisition of SIR on December 31, 2018 pursuant to the Third Supplemental Indenture, executed by the proper officer of the Company as provided in the First Supplemental Indenture.
Pursuant to Section 303 of the Base Indenture, you are hereby requested to (i) authenticate, in the manner provided by the Base Indenture, a certificate in global form representing $250,000,000 aggregate principal amount of Notes registered in the name of “Cede & Co.”, as requested by BofA Securities, Inc., as representative (in such capacity, the “Representative”) of the underwriters (the “Underwriters”) named in Schedule A to the

Underwriting Agreement, dated as of September 17, 2020, between the Company and the Underwriters, and (ii) when the Notes have been so authenticated and registered, hold the Notes as custodian for The Depository Trust Company, as instructed by one or more of the Representative.
[Remainder of Page Left Blank Intentionally; Signature Page Follows Immediately]

Very truly yours,
OFFICE PROPERTIES INCOME TRUST
By: /s/ David M. Blackman
David M. Blackman
President and Chief Executive Officer

By: /s/ Matthew C. Brown
Matthew C. Brown
Chief Financial Officer and Treasurer

RECEIPT of the Notes is hereby
acknowledged:
U.S. BANK NATIONAL ASSOCIATION,
as Trustee

By:	/s/ David W. Doucette
Name:	David W. Doucette
Title:	Vice President

Dated:	September 24, 2020
    [Signature Page to Authentication Order]